Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2014

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 5, 2014--American States Water Company (NYSE:AWR) today reported net income of $15.4 million, or basic and fully diluted earnings per share of $0.39 for the quarter ended June 30, 2014, as compared to net income of $16.6 million, or basic and fully diluted earnings per share of $0.43 for the quarter ended June 30, 2013.

Second Quarter 2014 Results
The table below sets forth a comparison of the second quarter diluted earnings per share by business segment, as reported:

	3 Months Ended
	6/30/2014	6/30/2013	Change
Water	$0.33	$0.33	$ ---
Electric	0.02	0.03	(0.01)
Contracted services	0.04	0.07	(0.03)
Consolidated diluted earnings	$0.39	$0.43	($0.04)

Water
For the three months ended June 30, 2014 and 2013, diluted earnings from the water segment were $0.33 per share. An increase in the water gross margin of approximately $684,000, or $0.01 per share, due primarily to second-year rate increases approved by the California Public Utilities Commission (“CPUC”), was mostly offset by an increase in the water effective income tax rate as compared to the same period in 2013. Overall, operating expenses remained relatively unchanged.

Electric
For the three months ended June 30, 2014, diluted earnings from the electric segment were $0.02 per share as compared to $0.03 per share for the same period in 2013 due to a recovery of $834,000, or $0.01 per share, in the second quarter of 2013 for previously incurred costs associated with procuring renewable energy resources. There was no similar item in 2014. In February 2012, Golden State Water Company (“GSWC”) filed its electric general rate case for rates in years 2013 through 2016. In May 2014, GSWC along with all of the parties involved in this rate case filed a settlement agreement with the CPUC. A final decision from the CPUC is expected in late 2014. Pending a final decision on this general rate case, electric revenues have been recorded using 2012 adopted levels authorized by the CPUC.

Contracted Services
Diluted earnings from contracted services decreased by $0.03 per share during the second quarter of 2014 as compared to the same period in 2013, mainly as a result of an anticipated decrease in construction activity, primarily at the Fort Bliss and Fort Bragg military bases. Significant construction work was completed during 2013 at these military bases, with less work performed during 2014 as several large construction projects were either completed in 2013 or are now near completion. However, construction activity for the remainder of 2014 is expected to increase as compared to the first half of 2014. ASUS is also expecting various price redeterminations to be finalized in 2014 which could result in retroactive revenues in 2014.

Year-to-Date 2014 Results
Basic and fully diluted earnings per share were $0.68 and $0.67, respectively, for the year-to-date (“YTD”) June 30, 2014 compared to basic and fully diluted earnings per share that were both $0.77 per share for the YTD June 30, 2013. The table below sets forth a comparison of the YTD diluted earnings per share by business segment, as reported:

	Year-to-Date
	6/30/2014	6/30/2013	Change
Water	$0.54	$0.59	(0.05)
Electric	0.04	0.04	---
Contracted services	0.08	0.14	(0.06)
AWR Parent	0.01	---	0.01
Consolidated diluted earnings	$0.67	$0.77	($0.10)

Increase/
Reconciliation of changes in YTD EPS from 2013 to 2014:	(Decrease)

Water Segment:
Recovery of previously incurred costs in 2013 (did not recur in 2014)	$(0.05)
Water gross margin contribution due to rate increases (excluding surcharges*)	0.02
Higher depreciation expense	(0.02)
Lower planned maintenance expense	0.02
Higher other operating expenses (excluding surcharges*)	(0.02)

Electric Segment:
Recovery in 2013 of previously incurred costs (did not recur in 2014)	(0.01)
Lower effective income tax rate due to flow-through adjustments	0.01

Contracted Services Segment:
Lower capital upgrade work in 2014 as several large construction projects were completed in 2013 or are near completion, and lower renewal and replacement capital work	(0.07)
Lower operating expenses	0.01

AWR Parent:
Increase due primarily to state income tax benefits recorded at AWR parent	0.01

YTD 2014 EPS decrease	$(0.10)

*	Surcharges billed to customers for previously incurred costs are recorded as revenues with a corresponding increase in operating expenses. These surcharges have no impact to net earnings and; therefore, are excluded from the table above.

Regulatory Matters
In July 2014, GSWC filed a general rate case for all of its water regions and the general office. The application will determine rates for the years 2016, 2017 and 2018. GSWC’s requested capital budgets in the application average approximately $90 million a year for the three year period. The 2016 adopted water gross margin is expected to decrease by approximately $700,000 as compared to the currently adopted levels due, in part, to a decrease in the annual depreciation expense resulting from an updated depreciation study. The new water rates will allow GSWC to earn its 8.34% authorized return on rate base and are expected to become effective in January 2016.

Dividends
American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On May 19, 2014, the Board of Directors of AWR approved a 5.2% increase in AWR’s third quarter cash dividend from $0.2025 to $0.2130 per share on the common shares of the Company. Dividends on the common shares will be payable on September 2, 2014 to shareholders of record at the close of business on August 15, 2014.

Non-GAAP Financial Measures
This press release includes a discussion on the water gross margin, which is computed by taking total water revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements
Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission.

Second Quarter 2014 Earnings Release Conference Call - The Company will host a conference call tomorrow, August 6, 2014 at 2:00 p.m. Eastern Time. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, August 6, 2014 at 5:00 p.m. Eastern Time and will run through Wednesday, August 13, 2014.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	June 30,		December 31,
(in thousands)	2014		2013
	(Unaudited)
Assets
Utility Plant-Net	$988,668		$981,477
Goodwill	1,116		1,116
Other Property and Investments	16,118		15,806
Current Assets	197,850		191,617
Regulatory and Other Assets	123,340		120,167
Total Assets	$1,327,092		$1,310,183
Capitalization and Liabilities
Capitalization	806,093		818,483
Current Liabilities	127,501		100,906
Other Credits	393,498		390,794
Total Capitalization and Liabilities	$1,327,092		$1,310,183

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$86,232	$84,069	$156,989	$153,302
Electric	8,328	8,397	18,784	19,131
Contracted services	21,081	28,229	41,813	58,814
Total operating revenues	$115,641	$120,695	$217,586	$231,247

Operating Expenses
Water purchased	$16,263	$16,670	$27,487	$27,402
Power purchased for pumping	2,570	2,332	4,534	3,971
Groundwater production assessment	4,853	3,823	8,393	7,010
Power purchased for resale	1,988	2,828	4,687	6,508
Supply cost balancing accounts	(106)	(377)	712	994
Other operation	7,085	6,519	14,032	11,973
Administrative and general	19,407	18,113	39,591	36,020
Depreciation and amortization	10,525	9,768	21,055	19,584
Maintenance	4,327	4,913	7,816	8,847
Property and other taxes	3,965	3,748	8,290	7,896
ASUS construction	13,764	19,064	27,221	39,797
Net gain on sale of property	-	-	-	(12)
Total operating expenses	$84,641	$87,401	$163,818	$169,990

Operating income	$31,000	$33,294	$53,768	$61,257

Other Income and Expenses
Interest expense	(5,778)	(5,768)	(11,405)	(11,546)
Interest income	123	140	235	327
Other, net	271	84	396	426
Total other income and expenses	(5,384)	(5,544)	(10,774)	(10,793)

Income Before Income Tax Expense	$25,616	$27,750	$42,994	$50,464
Income tax expense	10,262	11,148	16,619	20,397
Net Income	$15,354	$16,602	$26,375	$30,067

Weighted average shares outstanding	38,781	38,612	38,764	38,570
Basic earnings per Common Share	$0.39	$0.43	$0.68	$0.77

Weighted average diluted shares	39,001	38,692	38,974	38,648
Fully diluted earnings per Common Share	$0.39	$0.43	$0.67	$0.77

Dividends Declared Per Common Share	$0.2025	$0.1775	$0.405	$0.355

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707